Exhibit 10.32

[JNI LOGO]

JNI Corporation

10945 Vista Sorrento Parkway

San Diego, CA 92130

September 13, 2002

Paul Kim

Re:          Twelve-Month Retention Agreement

Dear Paul,

This letter outlines JNI Corporation’s (“JNI”) Twelve-Month Retention Agreement (the “Agreement”) to be effective as of September 1, 2002, offered specifically to you as a designated member of JNI’s senior management team by the Board of Directors.  JNI’s purpose in offering you this severance package is to ensure your continued full attention and dedication to the performance of your job duties and to provide you with compensation upon an involuntary termination without Cause (as defined below) during the next twelve (12) months (September 1, 2002 through August 31, 2003, hereinafter referred to as the “Severance Period”).

1.                                       Current Agreements in Effect.  You continue to be employed by JNI as Chief Financial Officer on an at-will basis pursuant to the offer letter you signed dated September 18, 1999 (“Offer Letter”).  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter your at-will employment relationship with JNI.  You and JNI are also parties to a Severance and Change of Control Agreement dated June 21, 2002 (“Change of Control Agreement”), which provides for severance pay and accelerated vesting of stock options if your employment terminates under certain circumstances within twelve (12) months following a Change of Control (as that term is defined in the Change of Control Agreement).  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms of the Change of Control Agreement and the Change of Control Agreement shall continue in full force and effect.

2.                                       Severance Package.  Although you are employed at-will, in the event JNI terminates your employment without Cause during the Severance Period and you are not eligible to receive the severance benefits described in the Change of Control Agreement, JNI agrees to provide you with the following “Severance Package,” provided you comply with the conditions set forth in section 3 below:  a severance payment equal to six (6) months of  your base salary then in effect, less all appropriate deductions, including federal, state and local income and employment taxes, payable in equal installments in accordance with JNI’s regular payroll schedule.

3.                                       Conditions To Receive Severance Package.  The Severance Package described in section 2 above will be paid provided you meet the following conditions: (a) you comply with all surviving provisions of any confidentiality or proprietary rights agreement signed by you in connection with your employment with JNI; (b) you execute a full general release, in a form acceptable to JNI, releasing all claims, known or unknown, that you may have against JNI, and any subsidiary or related entity, their officers, directors, shareholders, employees and agents, arising out of or any way related to your employment or termination of employment with JNI or any acts, transactions or occurrences between you and JNI up through the date of termination; and (c)  you are not eligible to receive the severance benefits described in the Change of Control Agreement or any other plan, policy or agreement.

4.                                       Definition of Cause.  For purposes of this Agreement, your employment will be considered terminated for “Cause” if the termination is due to any of the following acts: (i) theft, dishonesty, or falsification of any JNI records; (ii) improper disclosure of JNI’s confidential or proprietary information or breach of JNI’s confidentiality or proprietary rights agreement; (iii) failure or inability to perform any reasonably assigned duties after written notice and a reasonable opportunity to cure; or (iv) conviction of any criminal act that impairs your ability to perform your duties as an employee of JNI, as determined by JNI.

5.                                       No Other Severance Benefits.  You acknowledge and agree that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits for which you may be eligible under any other agreement, or any unearned or unvested incentive compensation payments, and/or any other JNI severance plan or practice, including, but not limited to, any promises regarding severance set forth in the Offer Letter, other than those severance benefits expressly set forth in the Change of Control Agreement.  To the extent, however, you become eligible to receive the severance benefits described in the Change of Control Agreement, you shall not receive, nor be entitled to, the Severance Package described in this Agreement.  In no circumstance shall you receive the severance benefits described in the Change of Control Agreement and  the Severance Package described in this Agreement.

6.                                       General Provisions.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.  In addition, the rights and obligations of JNI under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of JNI.  You shall not be entitled to assign any of your rights or obligations under this Agreement.  Finally, this Agreement may be amended or modified only by a written instrument executed by both parties hereto.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

If the foregoing terms and conditions are entirely satisfactory to you, please date and sign below and return the original to me by September 20, 2002.

Sincerely,

/s/ John C. Stiska
By: John C. Stiska
Chairman of the Board

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I have read this letter agreement in its entirely and agree to the terms and conditions contained herein.

Dated:	9/20/02	/s/ Paul Kim
Paul Kim